Pitney, Hardin, Kipp & Szuch LLP
                                P.O. Box 1945
                          Morristown, New Jersey 07962

January 30, 2002

NUI Corporation
550 Route 202-206
P.O. Box 760
Bedminster, New Jersey 07921-0760


Re: NUI Corporation -- Registration Statement on Form S-3 relating to
    $150,000,000 Aggregate Principal Amount of Debt and Equity Securities

Ladies and Gentlemen:

         We have acted as counsel to NUI Corporation, a New Jersey corporation (the "Company"), in connection with the registration on Form S-3 of the Securities Act of 1933, as amended (the "1933 Act"), of up to $150,000,000 aggregate amount of (i) shares of common stock, no par value per share ("Common Stock"), (ii) shares of preferred stock, in one or more series, as may be designated by the Board of Directors of the Company ("Preferred Stock"), and
(iii) debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness ("Debt Securities") (collectively, the Common Stock, Preferred Stock, and Debt Securities, hereinafter referred to as the "Securities").

         In rendering the opinions set forth below, we have examined the Certificate of Incorporation, as amended, bylaws and corporate proceedings of the Company, the form of Indenture filed by the Company as an exhibit to the Registration Statement (the "Indenture"), and have made such other examinations as we have deemed necessary and, based upon such examination and having regard for applicable legal principles, it is our opinion that:

         (i) the shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company's Certificate of Incorporation, as amended, and when issued and delivered against payment therefor, and, if issued upon the exercise or conversion of any Debt Securities, issued and delivered as contemplated by the terms thereof and the Indenture relating thereto, will be validly issued, fully paid and non-assessable;

         (ii) upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company in conformity with the New Jersey Business Corporation Act and the Certificate of Incorporation, as amended, of the Company and upon the approval by the Board of Directors of the Company of the specific terms of the issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor, and, if issued upon the exercise or conversion of any Debt Securities, issued and delivered as contemplated by the terms thereof and the Indenture relating thereto, such shares will be validly issued, fully paid and non-assessable; and

         (iii) assuming the Indenture is duly executed and delivered by the Company and duly authorized, executed and delivered by the Trustee, when the terms of the Debt Securities and their issue and sale have been duly established in conformity with the Indenture, the New Jersey Business Corporation Act and the Certificate of Incorporation, as amended, of the Company so as not to violate any applicable law or agreement or instrument then binding on the Company, and the Debt Securities have been duly executed and authenticated in accordance with the terms of the Indenture and issued and sold in against payment therefor as contemplated in the Registration Statement, the Debt Securities will constitute valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law.

         The foregoing opinions are subject to the following additional conditions: (a) the due authorization, execution and delivery by the Company, and by each counterparty thereto, of the Indenture (including any necessary supplemental indenture or additional corporate proceedings) relating to such of the Securities as are evidences of indebtedness that are offered and sold (or which may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities), (b) with respect to such of the Securities as are Preferred Stock, the due designation of an applicable series within that class and the due authorization for issuance of such number of shares of Preferred Stock within the series that are offered and sold (or the reservation of such shares as may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities), and (c) with respect to such of the Securities as are Common Stock, the due authorization for issuance of such number of shares of Common Stock that are offered and sold (or the reservation of such shares as may become issuable upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable Securities).

         We have been furnished with originals of certificates or other representations of public officials, and have made such inquiry to officers and representatives of the Company as we have deemed necessary as a basis for the opinions herein expressed. As to questions of fact material to this opinion, we have, to the extent we deemed appropriate and when relevant facts were not independently established, relied upon certificates of executive officers and other representatives of the Company.

         This opinion is restricted to the laws of the State of New Jersey, New York and the federal law of the United States of America. We assume that the Indenture will be governed by the laws of the State of New York.

         The opinions stated herein are as of the date hereof and are limited to laws, facts and circumstances in existence on the date hereof, and we assume no undertaking to advise you of any change in the opinions expressed herein, whether or not material, as a result of any change in the laws, facts or circumstances pertaining to this Registration Statement that may come to our attention after the date hereof.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "SEC") as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement as counsel who will pass upon the validity of the Securities. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules of the SEC thereunder.

                                              Very truly yours,


                                              PITNEY, HARDIN, KIPP & SZUCH LLP